Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 7, 2015
Registration Statement No. 333-187614-04

***PRICING DETAILS*** $1bln BMW Vehicle Lease Trust (BMWLT) 2015-2

Joint Leads                   :   Credit Suisse(str), Mizuho, RBC         *Term Sheet Attached*
Co-Managers               :   BAML, Credit Agricole

CLS	$AMT(mm)	WAL	MDY/F	WIN	L.FINAL	BNCH	SPRD	YLD %	CPN%	$ PRICE
A-1	171.000	0.29	P-1/F1+	1-7	10/20/16			0.420		100-00
A-2A	250.000	1.20	Aaa/AAA	7-19	01/22/18	EDSF	+ 53	1.074	1.07	99.99808
A-2B	190.000	1.20	Aaa/AAA	7-19	01/22/18	1mL	+ 53			100-00
A-3	308.000	1.90	Aaa/AAA	19-27	09/20/18	EDSF	+ 67	1.405	1.40	99.99829
A-4	81.000	2.35	Aaa/AAA	27-30	02/20/19	IntS	+ 72	1.558	1.55	99.99313

* Expected Settle	:	10/14/2015	* Format	:	Public/SEC Registered
* First Pay Date	:	11/20/2015	* ERISA	:	Yes
* Expected Ratings	:	Moody's/Fitch	* Min Denoms	:	$1k by $1k
* Timing	:	Priced	* Pxing Speed	:	100% PPC to maturity
* Intexnet	:	csfbmw_15-1_mkting	Passcode -> B36V

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.  Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.